                                                                   EXHIBIT 10.15

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

      AGREEMENT made as of the 1st day of January 1999, by and between THE MACMANUS GROUP, INC., a Delaware corporation having offices at 1675 Broadway, New York, New York (hereinafter referred to as the "Company"), and CRAIG D. BROWN whose address is 39 Keelers Ridge Road, Wilton, Connecticut 06897 (hereinafter referred to as the "Executive").

                                    RECITALS
                                    --------

      WHEREAS, the Executive and the Company (formerly known as D'Arcy Masius Benton & Bowles, Inc.) entered into an Employment Agreement, dated as of January 1, 1994 (the "Prior Employment Agreement"); and

      WHEREAS, the Company and the Executive now desire to amend and restate the terms of such Employment Agreement, all on the terms and conditions hereinafter set forth.

                                   AGREEMENTS
                                   ----------

      It is therefore mutually agreed between the parties hereto as follows:

            1.    Office.
                  -------

                  The Company agrees to employ the Executive as Vice Chairman, Chief Operating Officer and Chief Financial Officer of the Company for the Term specified in Section 2, and the Executive agrees to accept such employment and to serve in such capacities upon the terms and conditions hereinafter set forth.

            2.    Term.
                  -----

                  Unless this Agreement is sooner terminated under the provisions hereof, this Agreement shall be for a minimum term of three years commencing as of January 1, 1999 and ending on December 31, 2001, and shall continue thereafter until terminated either by the Company upon not less than twelve months prior written notice to the Executive, or by the Executive upon not less than six months prior written notice to the Company, which notices may be given at any time specifying an effective termination date on or after December 31, 2001 (hereinafter referred to as the "Term"). The foregoing notice provisions shall not apply in the case of a termination of the Executive's employment pursuant to Sections 7 or 8 below.

            3.    Duties and Responsibilities.
                  ----------------------------

                  (a) Throughout the Term, Executive shall serve as and shall hold the positions of Vice Chairman, Chief Operating Officer and Chief Financial Officer of the Company, and in such capacities the Executive shall perform such duties and responsibilities commensurate with such positions as may be assigned to him from time to time by the Chief Executive Officer and/or Board of Directors of the Company. The Executive's employment by the Company shall be full-time and exclusive, and during the Term of this Agreement, the Executive agrees that he will (i) devote all his business time and attention and his best efforts, skill and ability to promote the Company's interests; and (ii) generally promote the interests both of the Company and the clients of the Company. The foregoing shall not be construed as preventing the Executive from making passive investments in other non-competing businesses, nor shall the Executive be precluded from owning less than 1/4 of 1% of a competing company, the stock of which is listed on a recognized stock exchange or actively traded on an over-the-counter market.

                  (b) The Executive's services will be rendered primarily at the Company's principal executive offices presently located in New York City. It is acknowledged


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however that, as in the past, Executive's services will require extensive amounts of domestic and international travel.

            4.    Compensation.
                  -------------

                  As compensation for the services to be rendered to the Company during the Term, and in consideration of the Executive's agreements herein, including but not limited to the agreements set forth in Section 9 below, the Executive shall be entitled to the compensation provided for below in this
Section 4.

                  (a) The Executive shall receive salary compensation at his annual rate in effect on December 31, 1998 during the period of January 1, 1999 through March 31, 1999. Commencing April 1, 1999 and thereafter during the Term, the Company shall pay the Executive, in accordance with the Company's normal payroll practices, salary compensation at a rate of $605,000 per annum. Such annual salary shall not be subject to decrease, but may be increased by the Company at any time at the direction of the Compensation Committee of the Board of Directors of the Company.

                  (b) During the Term, the Executive shall receive annual incentive bonuses, subject to achievement of certain "after tax" profit goals and objectives, as determined by the Compensation Committee and/or the Chief Executive Officer in their sole discretion. Any such incentive bonuses shall be calculated and paid in accordance with the Company's standard policies and practices governing executive incentive compensation.

                  (c) (i) In addition to any bonuses pursuant to Section 4(b)
            above, the Executive will be entitled to receive as long-term incentive compensation (the "Long-Term IC") the aggregate amounts earned in accordance with the plan set forth in Annex A attached to this Agreement. The amount of such earned


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            incentive compensation, if any, shall be paid in two equal annual installments. The first 50% installment will be paid on or before April 30, 2002 and the second and final 50% installment will be paid on or before April 30, 2003, subject to the Executive's continued compliance with all the material terms and conditions of this Agreement. No interest shall accrue on such Long-Term IC payments, and such payments will be reduced by all applicable withholdings, deductions and payroll taxes. The Compensation Committee of the Board of Directors shall be entitled from time to time to amend or modify the incentive compensation plan set forth in Annex A, provided, that no such amendment or modification can be detrimental to the Executive without his written consent.

                  (ii) In the event that the Executive's employment with the
            Company terminates prior to December 31, 2001 as a result of his voluntarily leaving the Company's employ, in violation of his obligations to the Company as set forth in Section 3 above, or as a result of his discharge by the Company for "cause" (as defined herein), then no portion of the Long-Term IC earned under this
            Section 4(c) shall be payable by the Company.

                  (iii) In the event that the Executive's employment with the
            Company terminates prior to December 31, 2001 for any reason other than as described in (ii) above, the Executive, or his beneficiary in the case of his death, shall be entitled to receive (x) in the case of the termination of his employment during the calendar year ending December 31, 1999, an amount equal to the Long-Term IC earned under Annex A for the 1999 calendar year, multiplied by 3; (y) in the case of the termination of his employment during the calendar year ending December 31, 2000, an amount equal to the average of the Long-Term IC earned under Annex A for the 1999 and 2000 calendar years, multiplied by 3; and (z) in the case of the termination of his employment during the calendar year ending December 31, 2001, all Long-Term IC earned in accordance with Annex A


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            through the end of such year ending December 31, 2001. Any Long-Term
            IC payable pursuant to this clause (iii) shall be paid within 120 days after the end of the calendar year in which the Executive's termination of employment occurs, and shall be in lieu of any payment under Section 4(c)(i) above.

                  (d) The Company shall not merge or consolidate with any other corporation or business unless and until such other corporation or business shall expressly assume the responsibilities of the Company to make all the payments provided for in this Section 4. The Company further agrees that if, at any time prior to the making of the last payment to be paid to or on account of the Executive hereunder, it shall liquidate or dissolve, it shall, before any such liquidation or dissolution, make proper provisions for the continuation of the payments to the Executive, or to his beneficiary or beneficiaries, as set forth in this Agreement.

            5.    Expenses.
                  ---------

                  The Company shall pay or reimburse the Executive during the Term for all reasonable, ordinary and necessary vouchered business expenses incurred in the performance of his services hereunder in accordance with the Company's policy as from time to time in effect.

            6.    Other Benefits.
                  ---------------

                  During the Term the Executive shall be entitled to participate in all life, health, travel or other insurance programs, financial planning services, and other fringe benefits as are now, or hereafter may be, established by the Company for the benefit of the Company's employees generally, or for the officers of the Company generally, or for its senior executive officers generally, subject, however, to the provisions of the various benefit plans and programs


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in effect from time to time. During each calendar year of the Term, the
Executive shall be entitled to four weeks paid vacation, consistent with past practices.

            7.    Discharge by Company.
                  ---------------------

                  The Company shall be entitled, at any time, by written notice to the Executive, to terminate the Term and to discharge the Executive for "cause". The term "cause" shall be defined as one of the following grounds:

                  (a) The Executive's failure or refusal to perform his duties and responsibilities as set forth in Section 3 hereof, continuing after written notice from the Company specifying the nature of such failure or refusal and a reasonable opportunity to cure;

                  (b) Dishonesty affecting the Company;

                  (c) Conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation;

                  (d) Any willful and intentional act having the effect of materially injuring the reputation, business or business relationships of the Company; and

                  (e) Any material breach (not covered by any of the clauses (a) through (d)) of any of the provisions of this Agreement, which is not cured within a reasonable period after written notice from the Company specifying such breach.

            8.    Disability: Death.
                  ------------------


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                  (a) In the event the Executive shall be unable to perform his duties hereunder at the office of the Company by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability, and the Executive shall fail to perform such duties for periods aggregating 180 days, whether or not continuous, in any continuous period of 365 days, and provided that the Executive shall meet the definition of permanent disability under the disability income insurance policy issued on the Executive's life by National Life of Vermont, on July 1, 1982, Policy #D1776311, or any other policy that may be substituted in its place and stead, the Company shall have the right to terminate Executive's employment hereunder as at the end of any calendar month thereafter by promptly giving Executive written notice thereof.

                  (b) In the event of the death of the Executive, the Term of this Agreement shall terminate as of the date of Executive's death.

            9.    Non-Competition & Protection of Confidential Information.
                  ---------------------------------------------------------

                  (a) The Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Company places him in a position of confidence and trust with clients and employees of the Company. The Executive also acknowledges that the business of the Company is worldwide and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area. The Executive further acknowledges that the rendering of services to the clients of the Company necessarily requires the disclosure or use of confidential information and trade secrets of the Company. The Executive and the Company agree that in the course of employment hereunder, the Executive has and will continue to develop a personal acquaintanceship and relationship with the Company's clients, and a knowledge of those clients' affairs and requirements which may constitute the Company's primary or only contact with such


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clients. The Executive acknowledges that the Company's relationships with its established clientele may therefore be placed in the Executive's hands in confidence and trust. The Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Executive make the covenants contained herein. Accordingly, the Executive agrees that while he is in the Company's employ and for a two-year period after the termination of his employment for any reason whatsoever, he shall not directly or indirectly:

                        (i) attempt in any manner to solicit from any client
            (except on behalf of the Company) business of the type performed by the Company or to persuade any client of the Company to cease to do business or to reduce the amount of business which any such client has customarily done or contemplated doing with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through his efforts;

                        (ii) employ or attempt to employ or assist anyone else
            to employ (except on behalf of the Company) any person who is then in the Company's employ, or who was in the Company's employ at any time during the then immediately preceding two years; or

                        (iii) render any services of the type rendered by the
            Company to its clients to or for any client of the Company unless such services are rendered as an employee or consultant of the Company.

            As used in this Section 9, the term "Company" shall mean the Company and each of its direct and indirect subsidiary companies; and the term "client" shall mean (1) any person, corporation or entity which is a client of the Company at the date of termination of the


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Executive's employment or, if the Executive's employment shall not have terminated, at the time of the alleged prohibited conduct; (2) any person, corporation or entity which was a client of the Company at any time during the one year period immediately preceding the date of termination of the Executive's employment or, if the Executive's employment shall not have terminated, during the one year period immediately preceding the alleged prohibited conduct; and
(3) any prospective clients to whom the Company had made a formal presentation (or similar offering of services) within a period of one year immediately preceding the date of such termination of employment or, if the Executive's employment shall not have terminated, during the one year period immediately preceding the alleged prohibited conduct.

                  (b) The Executive also agrees that he will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone any confidential information or trade secrets of the Company or any client of the Company, or utilize such confidential information or trade secrets for his own benefit, or for the benefit of third parties and all memoranda, notes, records or other documents compiled by him or made available to him during the Term concerning the business of the Company and/or its clients shall be the property of the Company and shall be delivered to the Company on the termination of his employment or at any other time upon request.

                  (c) If the Executive commits a breach or threatens to commit a breach, of any of the provisions of (a) or (b) above, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may


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take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

                  (d) If the Executive shall violate any of the covenants contained in (a) and (b) above, and such violation shall continue for a period of 30 days after notice by the Company to the Executive in which the Company points out the respect or respects in which the Executive is violating any such covenants of this Agreement, then and notwithstanding anything to the contrary herein contained, and without in any way waiving any other legal or equitable rights the Company has or may have, no further bonus or other compensation payments under Section 4 shall be due or payable by the Company hereunder to the Executive or any beneficiary of his, and all further liability of the Company to make payments as above set forth shall fully terminate.

                  (e) The parties acknowledge that the type and period of restriction imposed in the provisions of (a) and (b) above, are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. If any of the covenants in
(a) or (b) above, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in (a) or (b), or any part thereof, is held to be unenforceable because of the duration of such provisions or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in (a) and (b) above upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such


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determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches or such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

            10.   Enforceability.
                  ---------------

                  The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

            11.   Modification.
                  -------------

                  This Agreement may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this Agreement, and approved by the Compensation Committee.

            12.   Severability; Survival.
                  -----------------------

                  In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted. The provisions of Section 9 hereof and this Section 12 shall survive the termination of the Agreement.

            13.   Applicable Law
                  --------------


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                  This Agreement shall be governed by and construed in
accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within New York.

            14.   Entire Agreement.
                  -----------------

                  With the exception of the terms of the plans and benefit programs referred to in Section 6 above (including in particular the terms of the Salary Continuation Agreement and the Restricted Stock Transfer Agreements between the Company and the Executive), this Agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Agreement supersedes in its entirety the Prior Employment Agreement, which agreement shall be of no further force or effect.

            15.   Headings.
                  ---------

                  The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

            16.   Effectiveness.
                  --------------

                  The provisions set forth in this document shall not be subject to the provisions of any other agreement to which any of the parties hereto are party, unless explicitly provided for otherwise herein or in any subsequent agreement.

            IN WITNESS WHEREOF the parties have set their hands and seals on the 27th day of September, 1999 as of the day and year first above written.

                                                THE MACMANUS GROUP, INC.


                                                By  /s/ Roy J. Bostock
                                                    -----------------------

                                                    /s/ Craig D. Brown
                                                    -----------------------
                                                        Craig D. Brown


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                                                                         ANNEX A
                                                                         -------

                      LONG-TERM INCENTIVE COMPENSATION PLAN
                      --------------------------------------

            1. The Long-Term IC shall be based upon the profit margin achievement of the Company and calculated and earned on an annual basis as described in paragraph 2 below.

            2. At the end of each of the calendar years 1999 through and including 2001, the actual Annual Profit Margin for such year will be compared to the applicable Minimum and Maximum Margin Goals. The Long-Term IC earned for such year will then be determined as follows:

                  (i) If the actual Annual Profit Margin for such year is less than or equal to the Minimum Margin Goal for such year, then the Long-Term IC earned for such year shall be zero;

                  (ii) If the actual Annual Profit Margin for such year equals or exceeds the Maximum Margin Goal for such year, then the Performance Against Plan Compensation earned for such year shall be $500,000 (subject to enhancement as described in (iv) below); and

                  (iii) If the actual Annual Profit Margin for such year exceeds the Minimum Margin Goal but is less than the Maximum Margin Goal for such year, then the Long-Term IC earned for such year shall be an amount equal to $500,000 multiplied by the percentage (rounded to the nearest tenth of one percent) obtained from dividing (a) the excess of the actual Annual Profit Margin over the Minimum Margin Goal, by (b) the difference between the Maximum Margin Goal and the Minimum Margin Goal. (Example: If Minimum Margin Goal is 9.5%, and Maximum Margin Goal is 10.5%, and the actual Annual Profit Margin is 10.2%, the Long-Term IC earned for such year will be


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            70% of $500,000 or $350,000). This award shall also be subject to enhancement as described in (iv) below.

                        (iv) Each of the Long-Term IC awards earned for the 1999
            through 2001 calendar years (as determined under clauses (ii) and (iii) above) will be subject to increase by adding thereto an amount equal to the applicable Award Enhancer multiplied by the amount of such award otherwise determined under clauses (ii) and (iii) above.

            3. The Long-Term IC earned for each of the years as provided in paragraph 2 above shall be aggregated, and such total earned Long-Term IC shall be payable in the installments as provided in the attached Employment Agreement.

            4. Definitions:

                  (a) "Annual Profit Margin" for any year shall mean the Company's Profit Before Incentive Compensation ("PBIC"), divided by the Company's consolidated gross operating revenues for that year. Annual Profit Margin shall be rounded to the nearest tenth of one percent.

                  (b) "Award Enhancer" for any year shall be the applicable percentage set forth below that corresponds to the percentage increase in the Company's consolidated gross operating revenues for that year over the immediately preceding calendar year:

Revenue Growth                                                 Award Enhancer
Range                                                          Percentage
--------------                                                 --------------

0 to  8%                                                       No Award Enhancer
8 to 9.9%                                                             5%
10 to 11.9%                                                          10%
12 to 14.9%                                                          15%
15% and above                                                        20%

                                      A-2

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                  (c) "Compensation Committee" shall mean the Compensation
Committee of the Board of Directors of the Company.

                  (d) "Minimum and Maximum Margin Goals" for any year shall be the applicable percentages set forth below for such year:

Year Ending December 31        Minimum Margin Goal           Maximum Margin Goal
-----------------------        -------------------           -------------------
         1999                         8.5%                          10.0%
         2000                         9.5%                          10.5%
         2001                         9.5%                          11.0%


                  (e) "PBIC" (Profit Before Incentive Compensation) shall mean for any year the gross income of the Company for such year after all costs and expenses incurred in connection with the business of the Company have been paid or provided for. However, no account shall be taken of the following in determining PBIC: (i) federal, state or local income taxes; (ii) payments to employees pursuant to incentive compensation agreements or policies of the Company and its subsidiaries, including any incentive compensation payable to the Executive under the terms of the attached Employment Agreement; or (iii) any items classified as an extraordinary item (including, without limitation, profits or losses from the sale of realty, securities, equipment or other fixed assets), as determined by the Compensation Committee in its discretion. PBIC and consolidated gross operating revenues shall be calculated each year by the Company's Chief Financial Officer in accordance with generally accepted accounting principles and the Company's internal management reporting practices applied on a consistent basis, and subject to final approval and adjustment by the Compensation Committee.. The Executive shall have the right to dispute any such calculation, as approved by the Compensation Committee, and in such event he shall have the right to require that PBIC and/or revenues for any year be determined by the Company's regularly employed independent certified accountants. In the absence of manifest error, any such determination by the Company's accountants shall be final and binding upon the Executive and the Company. All fees and expenses related to any such determination by the Company's accountants shall be


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borne by the Company if the accountants' final determination of PBIC or revenues is 10% or more higher than the respective initial calculation approved by the Compensation Committee. In all other circumstances, the fees and expenses of any such accountants' determination shall be paid by the Executive.


                                      A-4